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                                                                     EXHIBIT 2.3

                            NONCOMPETITION AGREEMENT

        This Noncompetition Agreement (the "Agreement") is entered into this 4th day of November, 1997 and effective as of the Effective Time (as defined in the Merger Agreement (defined below)) between Consolidated Stores Corporation, a Delaware corporation (the "Company"), and Philip L. Carter ("Carter"). In the event the Merger (as defined below) is not consummated, this Agreement shall be null and void.

        WHEREAS, Carter is currently the Chief Executive Officer and President of Mac Frugal's Bargains - Close-outs, Inc., a Delaware corporation ("Mac Frugal's") and a member of the Board of Directors of Mac Frugal's (the "Board"), is intimately familiar with the business of Mac Frugal's, and has been instrumental to the operation of Mac Frugal's.

        WHEREAS, the Company, Mac Frugal's and MBC Consolidated Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Company ("MBC"), have entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of the date hereof providing for the merger of MBC with and into Mac Frugal's with Mac Frugal's as the surviving corporation (the "Merger").

        WHEREAS, the execution and delivery of this Agreement is contemplated by the parties in connection with the Merger Agreement.

        NOW, THEREFORE, the Company and Carter agree as follows:

        1.     Noncompetition Payments.

               (a) In consideration of Carter's covenant not to compete (as set forth in Section 2 below) and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company hereby agrees to pay Carter the aggregate amount of Nine Hundred Thirty Thousand Dollars ($930,000), payable in equal weekly installments beginning as of August 1, 1998 and continuing for a period of two (2) years thereafter.

               (b) As of the Effective Time (as defined in the Merger Agreement), the Company is establishing a single purpose escrow account in a Los Angeles, California office of a national bank into which it is depositing the Nine Hundred Thirty Thousand Dollars ($930,000) aggregate amount of compensation payable to Carter pursuant to this Agreement and the Nine Hundred Seventy Thousand Dollars ($970,000) payable to Carter pursuant to the Consultant Agreement of even date herewith. Funds shall be released from escrow on a weekly basis as provided in Section 1(a) above and Section 3 of the Consulting Agreement, without any offsets, claims or charges of any kind whatsoever being asserted by the Company, except in the event that a court of law makes a final adjudication that the Company is entitled to assert any such offset, claim or charge against Carter.




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        2.     Noncompetition Covenants and Confidential Information.

               (a) Carter agrees that, that for a period of two (2) years from August 1, 1998, he will continue to be subject to the contractual provisions contained in Sections 11, 12 and 13 of his Employment Agreement with Mac Frugal's dated March 12, 1997.

               (b) Carter also agrees that for a period of two (2) years from August 1, 1998, he will not:

                      (i) own any interest in, or accept employment directly or indirectly with, any person, firm, corporation, or other business entity that directly or indirectly engages in business competition with the Company or any of its affiliates in the United States, other than ownership of up to five percent (5%) of the stock of any publicly-held entity;

                      (ii) become employed, either directly or indirectly, with any wholesaler or retailer which has revenues equivalent to those of the Company; and

                      (iii) accept employment, either directly or indirectly, with the following retail/close-out businesses - Walmart, K-Mart, Target, 99 Cent Stores, TJ Maxx, Ross Stores, Dollar General and Stage Stores.

               (c) For the purposes of this Agreement, the phrase "business competition" with the Company or any of its affiliates will mean any business that is predominantly engaged in the specialty retail close-out industry or specialty wholesale close-out industry.

               (d) The parties confirm and agree that the restrictions imposed by this Section 2 are reasonable, designed to limit unfair competition, do not stifle the skill and experience of Carter and will not operate as a bar to Carter's means of support.

        3. Attorney's Fees. In the event that litigation is commenced to enforce this Agreement, the prevailing party shall be awarded attorneys fees and costs in connection with such litigation.

        4. Notices, All notices, requests, demands and other communications under this Agreement must be in writing and shall be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement, (i) when personally delivered, (ii) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back, (iii) three (3) days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or (iv) one (1) business day after having been dispatched by a nationally recognized overnight courier service, addressed to the parties or their permitted assigns at the following addresses (or at such other address or number as is given in writing by either party to the other) as follows:





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        To the Company:        Consolidated Stores Corporation
                               300 Phillipi Road
                               Columbus, Ohio 43228-8707
                               Facsimile No.: 614-278-6762
                               Attention: General Counsel

        With a Copy to:        Benesch, Friedlander, Coplan & Aronoff  LLP
                               2300 BP America Building
                               200 Public Square
                               Cleveland, Ohio 44114-2378
                               Facsimile No.: 216-363-4588
                               Attention: Michael Wager, Esq.

        To Carter:             Philip L. Carter
                               10520 Wilshire Boulevard, #702
                               Los Angeles, California 90024

        5. Assignments. The rights and obligations of Carter under this Agreement are not assignable by Carter, but, upon his death prior to July 31, 2000, any unpaid balance owing under Section 1 shall be paid to Carter's estate. The rights and obligations of the Company under this Agreement will inure to the benefit of, and will be binding upon, the Company and its successors and assigns.

        6. Waiver. The failure of either party to enforce any provision or provisions of this Agreement will not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy will not constitute a waiver of such party's right to assert all other legal and equitable remedies available to it under the circumstances.

        7. Several Provisions. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction shall nevertheless be binding and enforceable.

        8. Miscellaneous. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. Section headings used in this Agreement are for convenience only and are not a part of this Agreement and are not to be used in construing it. No modification, termination or attempted waiver of this Agreement will be valid unless in writing and signed by the party against whom the same is sought to be enforced. This Agreement may be executed in several identical counterparts, each of which when executed by the parties and delivered will constitute a single agreement.




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        9. Governing Law. This Agreement shall be construed under and governed by the laws of the State of California without regard to conflicts of laws principles. The parties hereto consent to the jurisdiction of the courts of the State of California and to venue within the State of California.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       CONSOLIDATED STORES CORPORATION

                                       By:______________________________________

                                       Its:_____________________________________


                                       CARTER

                                       _________________________________________
                                       Philip L. Carter






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